Exhibit 5.1

[HOLME ROBERTS & OWEN LLP LETTERHEAD]

August 1, 2008

Liberty Global

12300 Liberty Boulevard

Englewood, Colorado 80112

Re:	Liberty Global, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We are special counsel for Liberty Global, Inc. (the “Company”) and in that capacity we have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to the registration of 120,000 shares of Liberty Global, Inc. Series C common stock, par value $.01 per share (“Common Stock”), that may be purchased pursuant to the Liberty Global 401(k) Savings Plan-Puerto Rico (the “Plan”).

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of United States federal law as we have considered necessary or appropriate for the purpose of such opinion. In addition, we have been furnished a copy of the letter dated March 31, 2006, issued by the Treasury of the Commonwealth of Puerto Rico that states that the Plan meets the requirements of the Puerto Rico Internal Revenue Code of 1994, as amended, and that the trust established under the Plan is entitled to exemption from local income taxes. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to matters of fact not directly within our actual knowledge, we have relied upon certificates, telegrams and other documents from public officials in certain jurisdictions. On the basis of such inquiries or examinations, we hereby confirm compliance of the provisions of the written documents constituting the Plan with those requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA), that pertain to such written provisions.

The opinion expressed herein is limited to United States federal law.

We hereby consent to the reference to us in the Registration Statement and all amendments to the Registration Statement and the use of this opinion as an exhibit to the Registration Statement; provided however, in giving this consent we do not admit that we are included in the category of people whose consent is required under Section 7 of the Act or the rules of the SEC promulgated thereunder. We express no opinion as to any matters not expressly set forth herein.

This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,

/s/ Holme Roberts & Owen LLP

HOLME ROBERTS & OWEN LLP